EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	Fred Nielson	Barry Murov
Chief Financial Officer	Investor Relations	Media Relations
(636) 733-1305	(636) 733-1314	(636) 733-1303

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports First-Quarter Results;
New Distributor Enrollments Rise 19 Percent

CHESTERFIELD, Mo., April 30, 2009 – Reliv International, Inc. (NASDAQ:RELV), a nutrition and direct selling company, today reported its first quarter results.  Net sales for the quarter declined to $23.8 million compared to net sales of $28.3 million in the first quarter of 2008.

Net income for the quarter was $1.0 million or $0.07 per diluted share, compared to net income of $1.5 million or $0.10 per diluted share in the 2008 first quarter.

The company reported a 19 percent increase, however, in the number of new distributors joining Reliv in the quarter, compared to the number joining in the first quarter of 2008.  During the first quarter of 2009, Reliv enrolled approximately 8,400 new distributors compared to 7,030 in the prior year quarter.

During the first-quarter of 2009, U.S. net sales totaled $21.4 million, down 13.4 percent from the 2008 first quarter.  Sales outside of the United States, were $2.4 million compared to $3.6 million in the prior year quarter.  The strengthening of the U.S. dollar accounted for approximately one-half of the reported international sales decline.

Robert L. Montgomery, chairman, president and chief executive officer, said, “In an effort to increase sponsoring this year, beginning in January we began offering distributors half-price distributor kits.  I believe that promotion, which will run through August, helped spur some of the new enrollments we saw in the first quarter.”

“The solid increase in the number of new distributors is a good sign for Reliv’s future,” he said.  “Typically, a strong increase in sponsorship leads to sales growth, and we hope to see growth in sales this year.  In addition, we plan to increase initiatives designed to help convert our new distributors into Master Affiliates, which are our business builders,” Montgomery added.

“During the second quarter, our senior executives, including myself, are planning to visit as many as a dozen cities as a means of maintaining the sponsoring momentum,” Montgomery said.  Those meetings are expected to highlight the value of the Reliv business opportunity.

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Reliv International, Inc. and Subsidiaries
ADD ONE

Montgomery said, “Reliv’s business directly addresses two consumer needs right now.  One, consumers increasingly are looking for ways to supplement their income or to replace lost income.  Two, consumers continue to seek ways to improve their health.  We’re well positioned in both cases.”

In the first quarter, Reliv generated net cash from operating activities of $2.8 million, down from $3.2 million for the same quarter last year.  Reliv had approximately $7.0 million in cash and cash-equivalents as of March 31, 2009.

As of March 31, 2009, Reliv had 68,680 distributors, a slight decline of 1.5 percent compared to the number of distributors at the end of the first quarter 2008.  The March 2009 distributor total represents a 2 percent increase over the distributor total as of December 31, 2008 of 67,340.

“Reliv makes nutrition simple, and we offer a great business opportunity,” Montgomery said.  “In addition, we believe Reliv has great growth potential both within and outside of the United States.”

Buyout of major shareholder

Earlier this week, Reliv announced that it has acquired approximately 2.1 million shares formerly owned by the Paul and Jane Meyer Family Foundation, which had been Reliv’s second largest shareholder.

CEO Montgomery said, “We believe the buyout is good for Reliv, our shareholders, distributors and employees.  The purchase reflects the board’s and management’s confidence in the future of Reliv,” he added.

Reliv will host a conference call to discuss first-quarter earnings with investors at 1:00 p.m. Eastern Time on April 30th.  The dial-in number for investors is 888-713-4213. The participant passcode is 52123645.  To register, please call in 15 minutes prior to start of the call.  A replay of this call will be available for one week by telephone from 3:00 p.m. Eastern by calling 888-286-8010 and using the passcode 31442555.  A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site: http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html.

An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section 24 hours after the call concludes.

Reliv International, Inc., based in Chesterfield, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements.  Reliv supplements address essential daily nutrition, weight loss and targeted solutions such as energy and performance enhancement, digestive health, women’s health and anti-aging.  Reliv sells its products through an international network marketing system of 68,680 independent distributors.  Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD TWO

Consolidated Balance Sheets
	March 31	December 31
	2009	2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,983,335	$4,460,637
Accounts and notes receivable, less allowances of
$15,400 in 2009 and $10,200 in 2008	273,144	494,689
Accounts due from employees and distributors	207,948	241,532
Inventories	6,649,057	6,221,954
Other current assets	1,806,312	2,176,802
Total current assets	15,919,796	13,595,614

Other assets	1,463,749	1,220,546
Accounts due from employees and distributors	148,729	164,462
Net property, plant and equipment	8,784,173	8,912,157
Total Assets	$26,316,447	$23,892,779

Liabilities and Stockholders' Equity

Total current liabilities	$8,873,420	$7,350,199
Other non-current liabilities	393,912	434,990
Stockholders' equity	17,049,115	16,107,590
Total Liabilities and Stockholders' Equity	$26,316,447	$23,892,779

Consolidated Statements of Operations
	Three months ended March 31
	2009	2008
	(Unaudited)	(Unaudited)
Product sales	$21,166,181	$25,197,178
Handling & freight income	2,624,809	3,074,208
Net Sales	23,790,990	28,271,386

Costs and expenses:
Cost of products sold	4,575,751	4,834,526
Distributor royalties and commissions	8,937,667	11,122,372
Selling, general and administrative	8,617,873	9,931,799
Total Costs and Expenses	22,131,291	25,888,697

Income from operations	1,659,699	2,382,689
Other income (expense):
Interest income	20,715	134,873
Interest expense	(9,550)	(413)
Other income (expense)	12,055	(35,112)

Income before income taxes	1,682,919	2,482,037
Provision for income taxes	671,000	956,000
Net Income	$1,011,919	$1,526,037

Earnings per common share - Basic	$0.07	$0.10
Weighted average shares	14,299,000	15,874,000

Earnings per common share - Diluted	$0.07	$0.10
Weighted average shares	14,299,000	15,874,000

Cash dividends declared per common share	$—	$—

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Reliv International, Inc. and Subsidiaries
ADD THREE

The following table summarizes net sales by geographic market ranked by the date we began operations in each market.

Net sales by Market
(in thousands)	Three months ended March 31,				Change from
	2009		2008		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	21,381	89.9%	24,685	87.3%	(3,304)	-13.4%
Australia/New Zealand	516	2.1%	747	2.6%	(231)	-30.9%
Canada	336	1.4%	461	1.6%	(125)	-27.1%
Mexico	281	1.2%	398	1.4%	(117)	-29.4%
Europe	308	1.3%	524	1.9%	(216)	-41.2%
Asia	969	4.1%	1,456	5.2%	(487)	-33.4%
Consolidated Total	23,791	100.0%	28,271	100.0%	(4,480)	-15.8%

The following table sets forth, as of March 31, 2009 and 2008, the number of our active distributors and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.  Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 3/31/2009		As of 3/31/2008		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	54,440	7,490	55,970	9,400	-2.7%	-20.3%
Australia/New Zealand	2,440	180	2,520	210	-3.2%	-14.3%
Canada	1,250	110	1,180	130	5.9%	-15.4%
Mexico	1,700	200	1,490	190	14.1%	5.3%
Europe	1,080	140	1,280	170	-15.6%	-17.6%
Asia	7,770	880	7,270	720	6.9%	22.2%
Consolidated Total	68,680	9,000	69,710	10,820	-1.5%	-16.8%

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